NEWS RELEASE

AT MARKET GUIDE
Homi M. Byramji
President & CEO
(516) 327-2400 ext. 101

FOR IMMEDIATE RELEASE

         MARKET GUIDE COMPLETES STOCK PRIVATE PLACEMENT
                  NASDAQ FILING TO BE FINALIZED

Lake Success, New York, January 27, 1997 --- Market Guide Inc. (OTC Bulletin Board: MARG), today announced completion of a private placement sale of 343,363 shares of restricted common stock at a price of $3.50 per share to a limited number of institutional and qualified individual investors. Proceeds of the offering totaled $1,201,771.

Market Guide managed and conducted the successful private placement without third party assistance. This has resulted in the entire proceeds of the sales accruing to the Company. Under the rules of the Securities and Exchange Commission, the purchasers of the Company's restricted stock must hold their shares for a minimum period of two years before the shares can be publicly sold.

The company intends to use the proceeds of the private placement offering to expand its data collection operations, and to increase sales and marketing activities in order to accelerate its growth.

The increase in equity resulting from the sale of common stock will enable the company to meet the Nasdaq Stock Market's requirements for "Small Cap" listing, according to Market Guide Chairman and General Counsel John D. Case. Case also stated that the Nasdaq listing application will be submitted by February 3, 1997.

Homi. M. Byramji, President & CEO, said, "Our company has raised capital from private investors on two prior occasions over the past eight years. Each time the Company has used the money we raised to provide solid positive results, and increased value for our shareholders. Repeat participation from several investors who participated in earlier private placements is a very positive endorsement of our accomplishments and a vote of confidence in our plans for the future. Additionally, I am pleased to welcome several new investors as shareholders."

Market Guide, Inc. compiles a high quality database containing descriptive and financial information on over 8,900 publicly traded US and foreign companies. The database contains detailed current and historical financial information, descriptive information about the company's business, summary institutional ownership, capital structure and insider trading statistics, short interest information, historical stock prices and over five hundred financial ratios. Market Guide markets its database directly through its Market Guide for Windows product line and through a variety of services on the Internet. The company also distributes data through over 35 leading vendors in the professional and individual investor markets.